                                                                       EXHIBIT 4


                  HERCULES EMPLOYEE STOCK OPTION ADVANTAGE PLAN


                                    ARTICLE I

                                     GENERAL

         1.1 BACKGROUND OF PLAN. Hercules Incorporated, a Delaware corporation ("Hercules"), hereby establishes the Hercules Employee Stock Option Advantage Plan (the "Plan"). The Plan provides for the grant of stock options on Hercules Incorporated Common Stock, substitute awards or awards of other derivative securities to Eligible Employees and for the implementation in other countries of such procedures as may be necessary to fulfill the goals of this Plan in said countries.

         1.2 PURPOSE OF THE PLAN. The Purpose of the Plan is to reinforce the Company's efforts to motivate employees to think and act like owners of the Company and to enable employees to further profit from the Company's successes.

         1.3 DEFINITIONS. The following terms, when written with initial capital letters, will have the meanings stated below. Unless the context plainly indicates otherwise, words in any gender include the other gender and the singular includes the plural and vice versa:

                      (a) Act means the Securities Exchange Act of 1934, as amended.

                      (b) Award means a grant under the Plan of (i) an Option, (ii) a Substitute Award pursuant to Article III or (iii) such other derivative security as the Committee may deem appropriate.

                      (c)     Board means the Board of Directors of the Company.

                      (d) Change in Control means an unsolicited Change in Control of the Company that is not initiated by the Company, and is of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Act, as in effect on the effective date of the Plan; provided, however, that no Change in Control shall be deemed to have occurred unless and until a "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Act) together with all "affiliates" and "associates" of such person (as such terms, respectively, are defined in Rule 12b-2 of the General Rules and Regulations under the Act) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities.

                      (e) Code means the Internal Revenue Code of 1986, as now in effect or as hereafter amended from time to time, and as construed and interpreted by valid regulations issued by the United Sates Internal Revenue Service thereunder. References to any section or subsection of the Code are to such section or subsection as the same may from time to time be amended or renumbered and/or any comparable or succeeding provisions of any legislation that amends, supplements, or replaces such section or subsection.

                      (f) Committee means the Compensation Committee of the Board or such other committee as may be designated by the Board to administer the Plan.

                      (g) Common Stock means authorized issued and outstanding voting common stock of the Company.

                      (h) Company means Hercules Incorporated and its successors and assigns.

                      (i) Disability means a physical or mental impairment sufficient to make the individual receive benefits under the Long-Term Disability Plan of Hercules Incorporated or under a disability plan of one of the Participating Subsidiaries (whether or not a participant in such disability plan), so long as such impairment also constitutes a disability within the meaning of Section 22(e)(3) of the Code. This provision shall in no way be interpreted to grant any individual any rights under any disability plan maintained by the Company or any Participating Subsidiary.

                      (j) Eligible Employee means (i) in United States locations, an employee of Hercules or a Participating Subsidiary regularly scheduled for at least twenty (20) hours of work per week, except for (1) "leased employees" within the meaning of Code Section 414(n)(2); and (2) participants in the Hercules Incorporated Long-Term Incentive Compensation Plan, and (ii) in non-United States locations, an employee of Hercules or a Participating Subsidiary (1) who is under a permanent employment contract or who is regarded as a "full time" employee pursuant to the employment practices of the employer or the law of the jurisdiction where the employment relationship exists, and (2) who is not eligible to participate in the Hercules Incorporated Long-Term Incentive Compensation Plan.

                      (k) Fair Market Value of a share of Common Stock on any date means, unless otherwise indicated in the provisions of the Plan, the closing price for one share of Common Stock as reported on the Composite Tape for New York Stock Exchange Listed Companies and published in the Eastern Edition of The Wall Street Journal, or, if there is no trading on the date in question, the closing price of the Common Stock, as so reported and published, on the day immediately preceding on which there was trading in Common Stock.

                      (l) Grant Date means the date as of which the Eligible Employee shall be deemed to have received an Award.

                      (m) Option means an option to purchase shares of the Common Stock as described in Article II of the Plan.

                      (n) Option Period means the period of time each Option shall remain valid.

                      (o) Participant means an employee of the Company or a former employee who holds an Award or the legal representative or estate of a Disabled or deceased individual who was a Participant at the time of Disability or death.

                      (p) Plan means the Hercules Employee Stock Option Advantage Plan, as set forth herein and as amended from time to time.

                      (q) Participating Subsidiary means any Subsidiary so designated by the Committee.

                      (r) Plan Administrator means the Vice President, Human Resources, and/or the Chief Financial Officer of the Company, acting jointly or singly.

                      (s) Retirement means (i) the termination of employment with immediate eligibility for retirement benefits under a retirement or pension plan maintained by the Company or a Participating Subsidiary, or (ii) such definition as may be appropriate under the law in such non-United States jurisdictions where such retirement or pension plans are not in effect.

                      (t) Service Center means a third party designated by the Plan Administrator to provide day-to-day administrative and, where permissible, brokerage services for the Plan.

                      (u) Subsidiary means any corporation, partnership, joint venture, or other entity in which the Company owns, directly or indirectly, at least 50% of the outstanding voting stock or voting power for the election of directors or equivalent governing body.

                      (v) United States means the 50 states, Guam, Puerto Rico, and the Virgin Islands.

         1.4 EFFECTIVE DATE AND TERM OF PLAN. The Plan shall become effective on April 24, 1997. All Awards granted under the Plan shall remain in effect until such Awards have been satisfied, terminated, paid out, or expire in accordance with the Plan and the terms of such Awards.


                                   ARTICLE II

                                AWARD OF OPTIONS

         2.1 AWARD OF OPTIONS ON GRANT DATE. Each Eligible Employee shall be awarded an Option, subject to the provisions of the Plan and such other terms and conditions as the Committee may determine, to purchase the number of shares of Common Stock determined under Section 2.2.

         2.2 NUMBER OF OPTION SHARES AWARDED. The number of shares of Common Stock which may be purchased by an Eligible Employee pursuant to an Award under this Plan shall be determined by the Committee or such other person or body to which the Committee may delegate this responsibility.

         2.3 OPTION PROVISIONS. The following provisions shall apply to each Option:

                      (a) Option Price. The purchase price per share of Common Stock that must be delivered to the Company upon the exercise of an Option shall be the Fair Market Value of a share of Common Stock on the Grant Date of the Option.

                      (b) Expiration Date of Option. Each Option shall expire on the tenth (10th) anniversary of the Grant Date of the Option, or, in the event of the Participant's termination of employment, Retirement or death, such earlier date specified in the relevant subsection of Section 2.4. Neither the Company nor the Committee shall have any obligation to notify a Participant or his or her estate or legal representative of the expiration of an Option.

                      (c) When Option Becomes Exercisable. Each Option granted to an Employee shall become vested and exercisable at such time or times and in such amounts as may be determined by the Committee.

                      (d) Option Certificates. Each grant of an Option shall be evidenced by a written Option Certificate in such form as the Plan Administrator may from time to time determine. Each Option Certificate shall specify the number of shares of Common Stock subject to the Option, the Option price and such other information as the Plan Administrator shall determine.

                      (e) Exercisability During First Six Months. Notwithstanding any provision of this Plan to the contrary, no Option shall be exercisable within six (6) months of the Grant Date.

         2.4          TERMINATION PROVISIONS.

                      (a) Retirement. If prior to the expiration of the Option Period a Participant who has been given an Award under the Plan shall cease to be employed by the Company or a Participating Subsidiary because of his Retirement, each Option shall become immediately exercisable and shall remain exercisable for a period of five (5) years from the date of cessation of employment, but not beyond the end of the Option Period.

                      (b) Reduction in Force. If prior to the expiration of the Option Period a Participant who has been given an Award under the Plan shall cease to be employed by the Company or a Participating Subsidiary because of involuntary Reduction in Force, vested Options shall become immediately exercisable and shall remain exercisable for a period of three (3) months from the date of cessation of employment. The unvested options will be forfeited.

                      (c) Disability or Death. If prior to the expiration of the Option Period a Participant who has been given an Award under the Plan shall cease to be employed by the Company or a Participating Subsidiary by reason of death or Disability, each Option shall become immediately exercisable and shall remain exercisable for a period of one (1) year from the date of cessation of employment, but not beyond the end of the Option Period. In the event of death, Options may be exercised only by the executor or administrator of a Participant's estate.

                      (d) Resignation and Termination for Other Reasons. If prior to the expiration of the Option Period a Participant who has been given an Award under the Plan shall cease to be employed by the Company or a Participating Subsidiary because of voluntary resignation, vested Options shall become immediately exercisable and shall remain exercisable for a period of three (3) months from the date of cessation of employment. The unvested options will be forfeited.

                      (e) Change in Control. In the event of a Change in Control, all Options outstanding on the date of such Change in Control shall become immediately and fully exercisable under such terms and conditions as may be designated by the Committee.

                      (f) Termination Involving Sale. Upon a termination of employment as a result or disposition of a Participating Subsidiary or a business segment of either the Company or a Participating Subsidiary, the Plan Administrator shall have discretion to promulgate and implement such procedures it deems in its discretion to be appropriate under the circumstances.

         2.5 EXERCISE OF OPTION. A Participant may exercise all or part of his vested options; provided, however, that no exercises shall be permitted (i) when Common Stock is trading at a price lower than the Option Price, or (ii) if the proceeds of the sale are insufficient to cover the withholding taxes and transaction fees. The Plan Administrator may establish procedures (including procedures restricting the frequency of exercise) governing the exercise of Options to be set forth in communications to be delivered to Participants. In general, subject to specific provisions under this Section, a Participant shall exercise an Option as follows:

                      (a) The Participant shall submit an Option exercise request to the Service Center specifying the Option and number of shares being exercised. The exercise request shall also specify which of the following types of exercise the Participant is making:

                                (i)   A cash exercise.

                                (ii)  An exercise to cover.

                                (iii) A cashless exercise.

                      (b) If the Participant requests a cash exercise, the Participant shall deliver the full Option price in cash (together with an amount to pay applicable withholding taxes and transaction fees), to the Service Center at the time of exercise or as otherwise required by the procedures then in effect. The transaction will be processed using the Fair Market Value on the trading date immediately preceding the date the Participant contacts the Service Center. As soon as practical thereafter, the applicable number of shares of Common Stock shall be delivered to the Participant.

                      (c) If the Participant requests an exercise to cover, the Service Center shall sell sufficient shares to cover the Option price (and applicable withholding taxes and transaction fees) of the shares being purchased through the Option exercise, with the remainder of the shares to be issued to the Participant. The transaction will be processed using the Fair Market Value on the trading date immediately preceding the date the Participant contacts the Service Center.

                      (d)       If the Participant requests a cashless
exercise, the Service Center shall purchase the applicable number of shares on the Participant's behalf, immediately sell them, and deliver the proceeds to the Participant, subtracting the purchase price, withholding taxes, and any applicable transaction fees. The transaction will be processed using the market price then available at the time the Participant contacts the Service Center. Proceeds may be delivered directly to the Participant or as defined under administrative policies in the case of non-U.S. Participants.

                                   ARTICLE III

                               NON-U.S. EMPLOYEES

         APPLICABILITY. Notwithstanding any provision of the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan or to comply with the provisions of laws in other countries in which the Company and its Participating Subsidiaries operate or have employees, the Plan Administrator, in its sole discretion, shall have the power and authority to (1) determine which employees employed outside the United States are eligible to participate in the Plan, (2) modify the terms and conditions of any Options granted to employees who are employed outside the United States (including the grant of Stock Appreciation Rights or some other comparable form of award ("Substitute Award") in lieu of Options, and (3) establish subplans, modify Option exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable. Any subplans established under this
Article III shall be attached to this Plan as Appendices. The terms of this Plan applicable to Options shall apply with like effect to Stock Appreciation Rights and Substitute Awards to the extent legally permissible.


                                  ARTICLE IV

                         CERTAIN FINANCIAL PROVISIONS

         4.1 SOURCE OF SHARES. Shares of Common Stock delivered under the Plan may be treasury stock or shares purchased in the open market or otherwise, as determined by the Company's Chief Financial Officer from time to time.

         4.2 DILUTION AND OTHER ADJUSTMENTS. In the event that any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase shares of Common Stock or other securities of the Company, or other similar corporate transaction or event, affects the Common Stock, such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then (a) the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards, and (b) the grant, purchase or exercise price with respect to any Award (or, if deemed appropriate, provision for a cash payment to the holder of an outstanding Award) shall be adjusted by the Chief Financial Officer of the Company in the same manner as any similar adjustment then made under the Company's Long-Term Incentive Compensation Plan, or, if applicable, under the successor to such Plan, provided that the number of shares of Common Stock subject to any Award denominated in shares of Common Stock shall always be a whole number.

         4.3 GENERAL RESTRICTION. Each Award under the Plan shall be subject to the requirement that, if at any time the Plan Administrator shall determine that (a) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state, Federal or foreign law, (b) the consent or approval of any government regulatory body, or (c) an agreement by a Participant with respect to the disposition of shares of Common Stock is necessary or desirable as a condition of, or in connection with, the making of an Award or the issue, delivery or purchase of shares of Common Stock thereunder, then such Award shall not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Plan Administrator.

         4.4 RIGHTS AS SHAREHOLDERS. No Participant shall have rights as a shareholder with respect to any Award unless and until the shares of Common Stock subject to such Award are registered in the name of the individual.

                                    ARTICLE V

                                OTHER PROVISIONS

         5.1 AMENDMENTS OF PLAN. The Company may, at any time and from time to time, modify, amend, suspend, or terminate the Plan in any respect by action of the Committee or by an instrument in writing executed by an officer of the Company duly authorized by the Committee. Notwithstanding the above, however, no modification, amendment, suspension or termination of the Plan shall adversely affect a Participant's rights to an Award previously made, except with his or her consent.

         5.2 PLAN ADMINISTRATOR. Subject to the provisions of the Plan, the Plan Administrator shall have the power, authority, and sole discretion to construe, interpret, and administer the Plan. The Plan Administrator's decisions construing, interpreting, and administering the Plan shall be conclusive and binding on all parties.

         5.3 WITHHOLDING TAXES. The Company shall have the right to deduct from the proceeds of any exercise of an Award, including the delivery of shares, an amount sufficient to cover withholding required by any competent tax authority or to take such other action as may be necessary to satisfy any such withholding obligations, including withholding necessary amounts from salary or other compensation. Where such shares are used to satisfy required tax withholding, such shares shall be valued (i) at the Fair Market Value as of the trading date immediately preceding the date the Participant contacts the Service Center for purposes of cash exercises and exercises to cover and (ii) at the market price then available at the time the Participant contacts the Service Center for purposes of cashless exercises.

         5.4 NON-ASSIGNABILITY. No Participant shall have the right to sell, alienate, assign, encumber, hypothecate or pledge his or her interest in any Award under the Plan, voluntarily or involuntarily, and any attempt to so dispose of any such interest prior to payment thereof shall be void.

                      Notwithstanding anything contained in this Section 5.4, the Company shall have the right to offset from the exercise of any Award any amounts due and owing from the Participant to the extent permitted by law.

         5.5 NO RIGHT TO EMPLOYMENT OR ADDITIONAL AWARDS. Nothing in the Plan, Option Certificate, or any other document relating to the Plan shall confer upon any Participant the right to continue in the employment of the Company, nor affect any right which the Company may have to terminate the employment of such person. The receipt by any person of an Award under this Plan shall confer no rights or claims to any future Awards under this or any other plan maintained by the Company or any Participating Subsidiary.

         5.6          ENTIRE PLAN.   This document is a complete statement of
the Plan. As of its effective date this document supersedes all prior plans, representations and proposals, written or oral, relating to its subject matter. The Company shall not be bound by or liable to any person for any representation, promise or inducement made by any employee or agent of it which is not embodied in this document or in any authorized written amendment to the Plan.

         5.7 GOVERNING LAW. The Plan shall be construed and enforced in accordance with the laws of the State of Delaware.